Exhibit 99.1
For Immediate Release
Southwest Bancorp, Inc. Announces Closing of $57.5 Million
Underwritten Public Offering of Common Shares
April 29, 2010, Stillwater, Oklahoma. Southwest Bancorp, Inc. (NASDAQ Global Select Market—OKSB), (“Southwest”), today announced the closing of its public offering of 4,600,000 common shares at a price to the public of $12.50 per share, for gross proceeds of $57.5 million, which included 600,000 common shares pursuant to the exercise of the underwriters’ over-allotment option.
     The proceeds from the offering will be used to increase the Company’s working capital and for general corporate purposes, including investment in Stillwater National Bank and Trust Company or Bank of Kansas. Pending these uses, the Company may invest net proceeds in marketable investment securities or short-term, interest-bearing assets. Rick Green, President and Chief Executive Officer, said, “We are pleased at the market’s response to our offering and for the additional strength and flexibility this new capital provides to our company.”
     Stifel, Nicolaus & Company, Incorporated served as the sole book-running manager in the offering, and Stephens Inc. acted as co-manager.
     This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Southwest Bancorp, Inc. and Subsidiaries
     Southwest Bancorp, Inc. is the bank holding company for Stillwater National Bank and Trust Company and Bank of Kansas. Through its subsidiaries, Southwest offers commercial and consumer lending, deposit, and investment services and specialized cash management and other financial services from offices in Oklahoma, Texas, and Kansas and on the Internet, through SNB DirectBanker®.
Caution About Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Securities and
Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other filings with the SEC. Except as required by law, the Company does not undertake to update forward-looking statements contained in this release.